CONVERTIBLE TERM NOTE

Dated: April 18, 2011

FOR VALUE RECEIVED, ASIA ENTERTAINMENT & RESOURCES LTD., a Cayman Islands corporation (the “Company”), promises to pay to Vong Hon Kun (the “Holder”), the sum of Thirty Million Dollars ($30,000,000.00) on April 18, 2014 (the “Maturity Date”) if not sooner indefeasibly paid in full.

The following terms shall apply to this Convertible Term Note (this “Note”):

ARTICLE I
CONTRACT RATE

1.1           Contract Rate.  This Note shall not accrue interest.

1.2           Principal Payments.  Any outstanding principal amount of this Note (the “Principal Amount”) shall be due and payable on the Maturity Date. The Company shall have the right in its sole option at any time, or from time to time, to pre-pay this Note in whole or in part without penalty.

ARTICLE II
CONVERSION RIGHTS

2.1           Conversion.

(a)           The Holder shall have the right to convert all or any portion of the Principal Amount into fully paid and nonassessable ordinary shares (such ordinary shares to be received by the Holder upon conversion, the “Voluntary Conversion Shares”) of the Company, par value $0.0001 (the “Ordinary Shares”), at a rate of $20.00 per Voluntary Conversion Share at any time so long as any portion of the Principal Amount remains outstanding.

(b)           If at any time that the Principal Amount remains outstanding the arithmetic average of the closing price of the Ordinary Shares as reported by the Nasdaq Stock Market for any ten (10) consecutive Trading Days following the date hereof equals or exceeds $25.00, the Company shall have the right to convert all and not less than all of the Principal Amount into full paid and nonassessable Ordinary Shares (the “Mandatory Conversion Shares,” and each of the Voluntary Conversion Shares and Mandatory Conversion Shares the “Conversion Shares”), at a rate of $20.00 per Mandatory Conversion Share, in full satisfaction of this Note.

2.2           Mechanics of Holder’s Conversion.

(a)           In the event that the Holder elects to convert the Principal Amount into Conversion Shares pursuant to Section 2.1(a), the Holder shall (i) give notice of such election by delivering an executed and completed notice of conversion in substantially the form of Exhibit A hereto (appropriately completed) (the “Notice of Voluntary Conversion”) to the Company, with a courtesy copy by electronic mail to the Company’s legal counsel, which shall not constitute notice, and (ii) surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).

(b)           In the event that the Company elects to convert the Principal Amount into Conversion Shares pursuant to Section 2.1(b), the Company shall give notice of such election to the Holder by delivering an executed and completed notice of conversion in substantially the form of Exhibit B hereto (appropriately completed) (the “Notice of Mandatory Conversion,” and each a Notice of Voluntary Conversion and a Notice of Mandatory Conversion a “Notice of Conversion”). As promptly as practicable on or after the Conversion Date, the Holder shall surrender this Note to a common carrier for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).

(c)           If this Note is physically surrendered for conversion as required by Section 2.2(a) and the total Principal Amount is greater than the portion of the Principal Amount being converted, then the Company shall as soon as practicable after receipt of this Note and at its own expense issue and deliver to the Holder a new Note representing the outstanding Principal Amount not converted.

(d)           On the Conversion Date (as hereinafter defined), the portion of the Principal Amount which was converted shall be deemed to have been indefeasibly paid in full.  The date on which a Notice of Conversion is delivered or telecopied to the Company or to the Holder, as applicable, in accordance with the provisions hereof shall be deemed the Conversion Date (the “Conversion Date”).  In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Company or the Holder, as applicable, of the Notice of Conversion.  The Holder shall be treated for all purposes as the record holder of the Conversion Shares.

(e)           The Company shall not issue any fraction of a share of Ordinary Shares upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Ordinary Shares, the Company shall round such fraction of a share of Ordinary Shares to the nearest whole share.  The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Ordinary Shares upon any conversion.

2.3           Reservation of Shares. During the period the conversion right exists, the Company will reserve from its authorized and unissued Ordinary Shares a sufficient number of Conversion Shares to provide for the issuance of the Conversion Shares upon the full conversion of this Note.  The Company represents that upon issuance, the Conversion Interests will be duly and validly issued, fully paid and non-assessable.

ARTICLE III
ADJUSTMENTS

3.1           Corporate Events. Prior to the consummation of any corporate reorganization, consolidation, merger, transfer of substantially all of the properties or assets of the Company, purchase, or similar event pursuant to which holders of Ordinary Shares are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, in lieu of the Ordinary Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Ordinary Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Ordinary Shares) at a commensurate conversion rate.  The provisions of this section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

3.2           Adjustment of Conversion Price upon Subdivision or Combination of Ordinary Shares.  If the Company at any time on or after the the date hereof subdivides (by any share dividend, share split, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Subscription Date combines (by combination, reverse share split or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, the conversion price in effect immediately prior to such combination will be proportionately increased.

ARTICLE IV
EVENTS OF DEFAULT

4.1           Events of Default.  The occurrence of any of the following events set forth in this Section 3.1 shall constitute an event of default (an “Event of Default”) hereunder:

 (a)           Failure to Pay.  The Company fails to pay when due any installment of principal in accordance herewith and such failure shall continue for a period of ten (10) business days following the date upon which any such payment was due;

 (b)           Bankruptcy.  The Company shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, without challenge within thirty (30) days of the filing thereof, or failure to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing; or

 (c)           Insolvency.  The Company shall admit in writing its inability, or be generally unable, to pay its debts as they become due or ceases operations of its present business.

4.2           Acceleration.  Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may demand repayment in full of all obligations and liabilities owing by Company to the Holder under this Note.

ARTICLE V
MISCELLANEOUS

5.1           Conversion Privileges.  The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof until the date this Note is indefeasibly paid in full and irrevocably terminated.

5.2           Cumulative Remedies.  The remedies under this Note shall be cumulative.

5.3           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.4           Notices.  Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the addresses set forth on the signature page to this Note, or at such other address as the Company or the Holder may designate pursuant to the Purchase Agreement.  A Notice of Conversion shall be deemed given when made to the Company pursuant to this Note.

5.5           Amendment Provision.  The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.  This Note may be amended or modified only upon the written consent of the Company and the Holder.

5.6           Assignability.  This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement.  The Company may not assign any of its obligations under this Note without the prior written consent of the Holder (such consent not to be unreasonably withheld), any such purported assignment without such consent being null and void.

5.7           Governing Law, Jurisdiction and Waiver of Jury Trial.         This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard of principles of conflicts of law.

5.8           Severability.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

5.9           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

5.10        Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.11        Transfer of Note.  Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal thereunder) may only be effected by surrender of this Note and either the reissuance by the Company of this Note to the new holder or the issuance by the Company of a new instrument to the new holder.

5.12        Return of Note.  Upon the earlier to occur of the payment in cash or conversion in full of this Note, the Holder shall promptly return this Note to the Company for cancellation.

[Balance of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Term Note to be signed in its name effective as of the date first set forth above.

ASIA ENTERTAINMENT & RESOURCES LTD.

By:	/s/ Leong Siak Hung
Name: Leong Siak Hung
Title: Director and Chief Executive Officer
Address:

Acknowledged and Agreed To:

/s/ Vong Hon Kun
Vong Hon Kun
Address:

CONVERTIBLE TERM NOTE

EXHIBIT A

NOTICE OF VOLUNTARY CONVERSION

(To be executed by the Holder in order to convert all or any portion of the Convertible Term Note into Conversion Shares)

Asia Entertainment & Resources Ltd.

[_______________________

_______________________]

The undersigned hereby converts $_________, representing [the full] [a portion of the] principal due under the Convertible Term Note dated as of ___, 2011 (the “Note”) issued by Asia Entertainment & Resources Ltd. (the “Company”) subject to the conditions set forth in the Note.

1.	Date of Conversion:

2.	Conversion Shares To Be Delivered:

Please deliver the Conversion Shares to the following address: [____]

Vong Hon Kun

Dated:

EXHIBIT B

NOTICE OF MANDATORY CONVERSION

(To be executed by the Company to give notice to the Holder of the full conversion of the Convertible Term Note into Conversion Shares)

Vong Hon Kun
[Address]

Asia Entertainment & Resources Ltd. (the “Company”) hereby advises Vong Hon Kun that it has elected to convert $30,000,000.00, representing the full principal due under the Convertible Term Note dated as of ___, 2011 (the “Note”) issued by Company, subject to the conditions set forth in the Note.

1.	Date of Conversion:

2.	Membership Interests To Be Delivered:

ASIA ENTERTAINMENT & RESOURCES LTD.

By:
Name:
Title:

Dated: